Exhibit 10.2

Amendment to License AND DEVELOPMENT agreement

This amendment refers to the License and Development Agreement entered into the 1st of January, 2019 (the ”Agreement”) between the parties:

ColoAlert AS, Storgata 61 0504, 4307 Sandnes, Norway, company registration number 913 028 570 ("CA"), and PharmGenomics GmbH, Robert-Koch-Straße 50, 55129 Mainz, Germany, company registration number HRB 41529 ("PGx"), in the following referred to individually as "Party" and jointly the "Parties".

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WHereas

The Agreement shall be amended to support PGx during the ongoing fundraising process and the Covid-19 pandemic, which has caused a significant delay, possibly termination of the dIPO originally planned with the support of Aescuvest GmbH, significantly increasing the risk of an insolvency situation.

Now therefore

in order to accommodate the needs of new situation, and to support the commercial development of the licensed ColoAlert test, PGx and CA have agreed to enter into this Amendment with the effective date January 1st 2020 (“Effective Date“).

The following clauses in the Agreement shall be replaced as of Effective Date:

§6 FINANCIAL TERMS

(Section “Protection fee”) The protection fee shall be EUR five (5) per sample analysed. PGx agrees to pay outstanding Protection Fees after every ended quarter. The Protection fee shall be calculated from Laboratory Kits sold, meaning EUR 5 multiplied with the number of analysis, which can be performed from one Laboratory Kit sold.

§15 TERM AND TERMINATION

(section 3) CA shall have the right to terminate this Agreement in the event that the quarterly Profit Split is less than a Minimum Profit Split. The Minimum Profit Split for the period January 1st 2020 to December 31st 2022 shall be € 25,000, and thereafter € 250,000.

The Payment of the Minimum Profit Split for the 3 first quarters of 2020 is agreed to be deferred until December 31st 2021.

(last section) Upon termination of this Agreement by any reason whatsoever, PGx shall immediately cease any use of the Licensed Technology, and all outstanding and or deferred payments to CA shall immediately fall due, whether or not they are invoiced by CA.

MISCELLANIOUS

In case a clause in the Amendment and the Agreement is not aligned, the Amendment shall supersede the Agreement.

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This contract has been prepared in 2 originals, of which each Party has received one.

Bergen/ Mainz, 25. October 2020

ColoAlert AS	PharmGenomics GmbH

Hans Hekland	Dr. Moritz Eidens